Exhibit 11

                FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                 Computation of Earnings (Loss) Per Share
        (In thousands of dollars, except share and per share data)
                                 Unaudited


                                           Thirteen Weeks Ended
                                         March 28,       March 29,
                                           1997            1996
Primary

    Net earnings (loss) (a)             $    2,561      $   (2,051)

   Weighted average shares of
    common stock outstanding            46,169,024      46,159,097

   Common stock equivalents              2,455,187               -

   Weighted average shares of
    common stock and common
    stock equivalents (b)               48,624,211      46,159,097

   Primary earnings (loss) per share
    of common stock and common
    stock equivalents (a/b)             $      .05      $     (.04)

Fully diluted

   Net earnings (loss) (c)              $    2,561      $   (2,051)

   Weighted average shares of
    common stock outstanding            46,169,024      46,159,097

   Common stock equivalents              2,616,863               -

   Weighted average shares of
    common stock and common
    stock equivalents (d)               48,785,887      46,159,097

   Fully diluted earnings (loss) per
    share of common stock and
    common stock equivalents
    (c/d)                               $      .05      $     (.04)


Common stock equivalents for primary earnings per share are computed by the treasury stock method using the average market price. The computation of primary loss per share for the prior-year thirteen week period excluded common stock equivalents as they are anti-dilutive.

Common stock equivalents for quarterly fully diluted earnings per share are computed by the treasury stock method using the ending market price, average market price for the last month or the average of the fully diluted monthly amounts used in the quarter, whichever is higher. The computation of fully diluted loss per share for the prior-year thirteen week period excluded common stock equivalents as they are anti-dilutive.